Exhibit 10.1

ELANDIA INTERNATIONAL INC.

a Delaware corporation

PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT, dated as of the 20th day of February, 2008 (the “Agreement”), is entered into by and between eLandia International Inc., a Delaware corporation (the “Company”), and Stanford International Bank Ltd., an Antiguan banking corporation (“SIBL” or the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act; and

WHEREAS, upon the terms and conditions of this Agreement, the Purchaser has agreed to purchase, and the Company wishes to issue and sell, for an aggregate purchase price of $40,000,000 (i) 5,925,926 shares of the Company’s Series B Convertible Preferred Stock, $0.00001 par value per share (the “Series B Preferred Stock”) and (ii) warrants (the “Warrants”) to purchase an aggregate of 4,158,000 shares of common stock, $0.00001 par value per share, of the Company (the “Common Stock”), subject to adjustment as provided in the Warrants, which Warrants will be in the form attached hereto as Exhibit A; and

WHEREAS, the Series B Preferred Stock shall be convertible into shares of Common Stock pursuant to the terms set forth in that certain Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock, as filed with the Delaware Secretary of State on November 21, 2007 (the “Series B Certificate of Designation”), and the Warrants may be exercised for the purchase of Common Stock, pursuant to the terms set forth therein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO PURCHASE; PURCHASE PRICE

(a) Initial Series B Funding. Subject to the terms and conditions in this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Purchaser and its assignees (i) 5,925,926 shares of Series B Preferred Stock and (ii) Warrants to purchase 4,158,000 shares of Common Stock, subject to adjustment as provided in the Warrants, for an aggregate purchase price of $40,000,000 ($6.75 per share of Series B Preferred Stock), which shall be payable in immediately available funds on the applicable closing dates as determined pursuant to Section 1(b) below.

(b) Closings. The Series B Preferred Stock and the Warrants to be purchased by the Purchaser and its assignees under Section 1(a), in such denominations and such names as are set forth on Schedule A attached hereto or as the Purchaser may request from the Company upon at least three business days prior notice of any closing (any name other than the Purchaser shall be an affiliate of Purchaser or an assignee of Purchaser), shall be delivered by or on behalf of the Company for the account of the Purchaser, against payment by the Purchaser of the purchase price required by this Section 1. Such payment of purchase price shall be in cash and made by wire transfer to an account designated by the Company by 5:00 PM, Eastern Standard Time, in the amounts and on the applicable closing dates set forth below. Subject to the terms and conditions of this Agreement, (i) the Company and Purchaser shall close on the first purchase of shares of Series B Preferred Stock and the Warrants as set forth below (the “First Closing”) within seven (7) days following the appointment of Mr. Pedro (Pete) Pizarro (“Pizarro”) as Chief Executive Officer of the Company in accordance with the terms of the employment agreement attached hereto as Exhibit B (the “Pizarro Employment Agreement”) (the date of such First Closing, the “First Closing Date”), and (ii) the Company and Purchaser shall close on each subsequent purchase of shares of Series B Preferred Stock in accordance with the funding schedule set forth below (the date of each closing hereunder, a “Closing Date”).

CLOSING DATE	PURCHASE PRICE	NUMBER OF SHARES OF SERIES B PREFERRED STOCK	NUMBER OF WARRANTS
First Closing Date	$2,000,000	296,297	4,158,000
First Closing Date + 7 days	$2,000,000	296,297	—
First Closing Date + 14 days	$2,000,000	296,297	—
First Closing Date + 21 days	$2,000,000	296,297	—
First Closing Date + 28 days	$2,000,000	296,297	—
First Closing Date + 35 days	$2,000,000	296,297	—
First Closing Date + 42 days	$2,000,000	296,296	—
First Closing Date + 49 days	$2,000,000	296,296	—
First Closing Date + 56 days	$2,000,000	296,296	—
First Closing Date + 63 days	$2,000,000	296,296	—
First Closing Date + 70 days	$2,000,000	296,296	—
First Closing Date + 77 days	$2,000,000	296,296	—
First Closing Date + 84 days	$2,000,000	296,296	—
First Closing Date + 91 days	$2,000,000	296,296	—
First Closing Date + 98 days	$2,000,000	296,296	—
First Closing Date + 105 days	$2,000,000	296,296	—
First Closing Date + 112 days	$2,000,000	296,296	—
First Closing Date + 119 days	$2,000,000	296,296	—
First Closing Date + 126 days	$2,000,000	296,296	—
First Closing Date + 133 days	$2,000,000	296,296	—

TOTAL:	$40,000,000	5,925,926	4,158,000

To the extent any Closing Date falls on a day other than a Business Day, such Closing Date shall be the next Business Day. “Business Day” means any day except a Saturday, Sunday or other day in which federal banking institutions in the United States or banking institutions in Miami, Florida are authorized by law or regulation to close.

(c) Bridge Loan. Contemporaneously with the appointment of Pizarro as Chief Executive Officer of the Company in accordance with the terms of the Pizarro Employment Agreement (and provided that the Company has obtained all required consents from the Company’s existing lenders), the Company and the Purchaser shall execute and deliver the Loan Agreement (the “Bridge Loan Agreement”) attached hereto as Exhibit C. In the event of Purchaser’s conversion of all principal and interest then outstanding under the Bridge Loan Agreement (the “Outstanding Amount”) into the right to receive in satisfaction thereof shares of Series B Preferred Stock, SIBL shall, as of such conversion date, subscribe for, and the Company shall issue to Purchaser, that number of shares of Series B Preferred Stock equal to the Outstanding Amount divided by the then current Conversion Price (as defined in the Series B Certificate of Designation) applicable to the Series B Preferred Stock. In the event that all of the South Pacific Assets (as defined in Section 5(h) below) are sold prior to December 31, 2008, the Purchaser, on December 31, 2008, shall subscribe for, and the Company shall issue to Purchaser, that number of shares of Series B Preferred Stock equal to the (i) amount by which the Net Cash Proceeds (defined in the Bridge Loan Agreement) are less than $40,000,000 divided by (ii) the then current Conversion Price (as defined in the Series B Certificate of Designation) applicable to the Series B Preferred Stock. With respect to each share of Series B Preferred Stock issued pursuant to this Section 1(c), the Company shall issue to Purchaser simultaneously with such issuance .7017 Warrants to purchase shares of Common Stock.

(d) Additional Funding. Subject to the terms and conditions in this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, on or after December 31, 2008 and pursuant to a funding Schedule mutually agreeable to the Company and Purchaser (provided such funding schedule contemplates completion of funding within 90 days following December 31, 2008), an additional $20,000,000 (the “Additional Funding”) worth of Series B Preferred Stock at a purchase price of $6.75 per share. Unless the Company and Purchaser agree otherwise, the Company shall submit each request for Additional Funding (a “Request”) to the Purchaser at least two weeks before the desired funding date. In connection with each Request, the Company shall state the number of shares of Series B Preferred Stock to be sold, in increments of 50,000 shares at a purchase price of $6.75 per share, and shall provide to Purchaser the proposed use of proceeds, together with such information relating thereto as Purchaser shall reasonably request. With respect to each share of Series B Preferred Stock issued pursuant to this Section 1(d), the Company shall issue to Purchaser simultaneously with such issuance .7017 Warrants to purchase shares of Common Stock. Notwithstanding the foregoing, (i) the Company will undertake its best efforts to solicit and receive commitments, prior to December 31, 2008, for supplemental equity investments from parties other than SIBL and its affiliates for up to $20,000,000, and (ii) Purchaser’s purchase obligation in respect of such Additional Funding shall be reduced on a dollar-for-dollar basis by any such investments or bona fide commitments received by Company before December 31, 2008.

2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION

The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

(a) Qualified Investor. The Purchaser is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able to afford the entire loss of its investment in the Series B Preferred Stock and the Warrants, and (iii) an “Accredited Investor” as defined in Rule 501(a) of Regulation D and knows of no reason to anticipate any material change in its financial condition for the foreseeable future.

(b) Speculative Nature of Investment. The Purchaser understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. The Purchaser can bear the economic risk of the Purchaser’s investment and is able, without impairing the Purchaser’s financial condition, to hold the Series B Preferred Stock, the Warrants and the Conversion Shares (as defined below) for an indefinite period of time and to suffer a complete loss of such Purchaser’s investment.

(c) Restricted Securities. The securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act. All subsequent offers and sales by the Purchaser of the Series B Preferred Stock and the Warrants and the Common Stock issuable upon conversion of the Series B Preferred Stock or exercise of the Warrants shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

(d) Reliance on Representations. The Purchaser understands that the Series B Preferred Stock and the Warrants are being offered and sold to it and its assignees in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truthfulness and accuracy of the Purchaser’s representations and warranties, and the Purchaser’s compliance with its covenants and agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Series B Preferred Stock and the Warrants.

(e) Access to Information. The Purchaser (i) has been provided with sufficient information with respect to the business of the Company for the Purchaser to determine the suitability of making an investment in the Company and such documents relating to the Company as the Purchaser has requested and the Purchaser has carefully reviewed the same, (ii) has been provided with such additional information with respect to the Company and its business and financial condition as the Purchaser, or the Purchaser’s agent or attorney, has requested, and (iii) has had access to management of the Company and the opportunity to discuss the information provided by management of the Company and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser.

(f) Legality. The Purchaser has the requisite corporate power and authority to enter into this Agreement.

(g) Residency. The residency of the Purchaser (or, in the case of a partnership or corporation, such entity’s principal place of business) is No. 11 Pavilion Drive, St. John’s, Antigua, West Indies.

(h) Authorization.

(i) The Purchaser has all requisite power and authority to execute and deliver the Agreement and any related agreements, to purchase the Series B Preferred Stock and the Warrants hereunder and to carry out and perform its obligations under the terms of the Agreement and any related agreements. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of the Agreement and any related agreements, and the performance of all of the Purchaser’s obligations under the Agreement and any related agreements, has been taken or will be taken prior to the First Closing Date.

(ii) This Agreement and any related agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser, and such agreements, when executed and delivered by each of the Purchaser and the Company will each be a valid and binding agreement of the Purchaser, enforceable in accordance with their respective terms, except (A) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (B) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity and (C) to the extent the indemnification provisions contained in the Registration Rights Agreement (as defined below) may further be limited by applicable laws and principles of public policy.

(iii) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Purchaser in connection with the execution and delivery of the Agreement or any related agreements by the Purchaser or the performance of the Purchaser’s obligations hereunder or thereunder.

(i) Adequate Resources. The Purchaser, or an affiliate of the Purchaser, has sufficient liquid assets to deliver the aggregate purchase price during the term of the Agreement.

(j) Investment. The Purchaser is acquiring the Series B Preferred Stock and the Warrants for investment for the Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Series B Preferred Stock or Warrants. The Purchaser is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the Series B Preferred Stock and the Warrants will bear restrictive legends.

(k) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Purchaser (as defined herein), currently threatened against the Purchaser that questions the validity of the Primary Documents (as defined below) or the right of Purchaser to enter into any such agreements or to consummate the transactions contemplated hereby and thereby, nor, to the Knowledge of Purchaser, is there any basis for the foregoing. All references to the “Knowledge” means the actual knowledge of the person in question or the knowledge such person could reasonably be expected to have each after reasonable investigation and due diligence.

(l) Broker’s Fees and Commissions. Except for a fee payable to Stanford Group Company (“SGC”) by Purchaser pursuant to Section 8, neither the Purchaser nor any of its officers, partners, employees or agents has employed any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement, the Warrants, and the Registration Rights Agreement (collectively, the “Primary Documents”), and neither the Company nor the Purchaser has, nor will, incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the transactions contemplated by the Primary Documents.

(m) Tax Advisors. The Purchaser has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Primary Documents. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Primary Documents.

3. REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to, and covenants and agrees with, the Purchaser that:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company owns directly or indirectly each of the entities set forth on Schedule 3(a) attached hereto (the “Subsidiaries”) in the manner described on such Schedule. Except as set forth on Schedule 3(a), the Company owns, directly or indirectly, 100% of the legal and beneficial interest in each such Subsidiary, and no Subsidiary has any legal or equitable obligation to issue any equity or other securities to any person. The Company has no interest in any other entities except for its Subsidiaries. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now conducted. Each of the Company and the Subsidiaries is duly qualified as a foreign corporation or limited liability company and in good standing in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except as would not have a material adverse effect on the business or financial condition of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”). The minute books and stock record and membership books and other similar records of the Company or equivalent documents have been provided to the Purchaser and its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain true and complete records of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders, members, managers and committees of the board of directors of the subject entities from the date of organization through the date hereof. The Company has, prior to the execution of this Agreement, delivered to the Purchaser true and complete copies of the Certificate of Incorporation, Bylaws, and equivalent documents of the Company and the Subsidiaries, each as amended through the date hereof. Neither the Company nor any Subsidiary is in violation of any provisions of its Certificate of Incorporation, Bylaws or equivalent documents.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Primary Documents and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of each of the Primary Documents by the Company and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company or any Subsidiary. Each of the Primary Documents has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may further be limited by applicable laws and principles of public policy.

(c) Capitalization. On the date hereof (exclusive of any Series B Preferred Stock or Warrants to be issued hereunder), the authorized capital of the Company consists of: (i) 50,000,000 shares of Common Stock, par value $0.00001 per share, of which 17,029,313 shares are issued and outstanding; (ii) 35,000,000 shares of preferred stock, par value $0.00001 per share, of which – 0 – shares of Series A Convertible Preferred Stock are issued and outstanding and 4,740,741 shares of Series B Preferred Stock are outstanding; (iii) 2,606,700 shares of Common Stock reserved for issuance upon exercise of granted (and to be granted) options under the Company’s 2007 Stock Option and Incentive Plan, of which 912,867 shares of Common Stock are issuable upon exercise of outstanding stock options granted pursuant to the Company’s 2007 Stock Option and Incentive Plan; and (iv) 414,259 shares of Common Stock underlying currently exercisable warrants. In addition, the Company is the maker of convertible promissory notes which may be converted at any time, at the option of Purchaser into 6,060,000 shares of Series A Preferred Stock which are ultimately convertible into that same amount of shares of Common Stock, subject to adjustment as provided in the Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on

October 1, 2007. Also, Latin Node, Inc., a Subsidiary of the Company, is the maker of a convertible promissory note in favor of Laurus Master Fund, Ltd., which note may be converted into 956,522 shares of Common Stock. Except as set forth in this Section 3(c) or as disclosed on Schedule 3(c) attached hereto, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable and free of preemptive (or similar) rights. Other than the Company’s 2007 Stock Option and Incentive Plan and the commitments of the Company under the Pizarro Employment Agreement, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. Except as disclosed on Schedule 3(c) attached hereto, none of the Company or any Subsidiary is a party to any stockholders’ agreement, share transfer restriction, voting trust agreement, registration rights agreement or similar agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. All dividends on the Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full. There are no anti-dilution or price adjustment provisions regarding any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities (as defined in Section 4(a) below).

(d) Concerning the Common Stock, the Preferred Stock and the Warrants. The Series B Preferred Stock, the Warrants and the Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants when issued and delivered and paid for in compliance with the provisions of this Agreement, shall be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such a holder.

(e) Authorized Shares. The Company shall have available a sufficient number of authorized and unissued shares of Common Stock as may be necessary to effect conversion of the Series B Preferred Stock and the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of shares of Common Stock upon the conversion of the Series B Preferred Stock and the exercise of the Warrants. The Company further acknowledges that its obligation to issue shares of Common Stock upon conversion of the Series B Preferred Stock and upon exercise of the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(f) Legality. The Company has the requisite corporate power and authority to enter into this Agreement, and to issue and deliver the Series B Preferred Stock, the Warrants and the Common Stock issuable upon conversion of the Series B Preferred Stock and the exercise of the Warrants.

(g) Financial Statements. Except as set forth on Schedule 3(g) attached hereto: (i) the financial statements and related notes thereto contained in the Company’s filings with the Commission (the “Company Financials”) are correct and complete in all material respects, comply in all material respects with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other; (ii) the Company Financials present fairly and accurately the financial condition and operating results of the Company in all material respects as of the dates and during the periods indicated therein and are consistent with the books and records of the Company; and (iii) except as set forth in the Company Financials, the Company has no material liabilities, contingent or otherwise, other than liabilities disclosed on the balance sheet as of September 30, 2007. Since January 1, 2004, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company, other than as required by United States generally accepted accounting principles. The unaudited Company Financials do not contain additional financial statements and footnotes required under United States generally accepted accounting principles, and are subject to normal year-end adjustments.

(h) Commission Filings. Except as set forth on Schedule 3(h) attached hereto: (i) the Company has made all filings with the Commission that it has been required to make under the Securities Act and the Exchange Act and has furnished or made available to the Purchaser true and complete copies of all the documents it has filed with the Commission since its inception, all in the forms so filed (collectively, the “Commission Filings”) including, without limitation, that certain Form 8-K filed with the Commission on February 5, 2008 (the “Most Recent Form 8-K”); and (ii) as of their respective filing dates, the Commission Filings already filed by the Company or to be filed by the Company after the date hereof but before the First Closing Date complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, as the case may be, and none of such Commission Filings contained or will contain any untrue statement of a material fact or omitted or will omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such Commission Filings have been all prior to the date of this Agreement corrected, updated or superseded by a document subsequently filed with Commission. As of the date hereof, there are no material unresolved comments issued by the staff of the Commission with respect to any of the Commission Filings.

(i) Non-Contravention. The execution and delivery of this Agreement and each of the other Primary Documents, and the consummation by the Company of the transactions contemplated by this Agreement and each of the other Primary Documents, do not and will not conflict with, or result in a breach by the Company or any Subsidiary of, or give any third party any right of termination, cancellation, acceleration or modification in or with respect to, any of the terms or provisions of, or constitute a default under, (A) its Certificate of Incorporation, Bylaws or other equivalent documents, as amended through the date hereof, (B) any material indenture, mortgage, deed of trust, lease or other material agreement or instrument to which the Company or any Subsidiary is a party or by which it or any of its properties or assets are bound, or (C) any existing applicable law, rule, or regulation or any applicable decree, judgment or order of any court or federal, state, securities industry or foreign regulatory body, administrative agency, or any other governmental body having jurisdiction over the Company or any Subsidiary or any of their properties or assets (collectively, “Legal Requirements”), other than those which have been waived or satisfied on or prior to the First Closing Date.

(j) Approvals and Filings. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company or any Subsidiary for the entry into or the performance of this Agreement and the other Primary Documents.

(k) Compliance With Legal Requirements. Except as disclosed in the Commission Filings, neither the Company nor any Subsidiary has violated in any material respect, and is not currently in material default under, any Legal Requirement applicable to it, or any of its assets or properties, where such violation could reasonably be expected to have a Material Adverse Effect.

(l) Absence of Certain Changes. Since January 1, 2007, except as previously disclosed in the Commission Filings or as set forth in Schedule 3(l), there has been no event or condition that has had, or is reasonably likely to have, a Material Adverse Effect.

(m) Indebtedness to Officers, Directors and Stockholders. Except as set forth on Schedule 3(m) attached hereto, neither the Company nor any Subsidiary is indebted to any of its stockholders, officers or directors or their Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable).

(n) Relationships with Related Persons. Except as disclosed in the Commission Filings, no officer, director, or principal stockholder of the Company or any Subsidiary nor any Related Person (as defined below) of any of the foregoing has, or since December 31, 2005, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or any Subsidiary. Except as disclosed in the Commission Filings, no officer, director, or principal stockholder of the Company nor any Related Person of the any of the foregoing is, or since December 31, 2005, has owned an equity interest or any other financial or profit interest in, a Person (as defined below) that has (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary, or (ii) engaged in competition with the Company or any Subsidiary with respect to any line of the merchandise or services of such company (a “Competing Business”) in any market presently served by such company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for (A) Contracts between the Company and Purchaser and (B) employment agreements disclosed in the Commission Filings, no director, officer, or principal stockholder of the Company or any Subsidiary nor any Related Person of any of the foregoing is a party to any Contract with, or has claim or right against, the Company or any Subsidiary. As used in this Agreement, “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any governmental body; “Related Person” means, (X) with respect to a particular individual, (a) each other member of such individual’s Family (as defined below); (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (Y) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of the foregoing definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 1% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 1% of the outstanding equity securities or equity securities in a Person.

(o) Title to Properties; Liens and Encumbrances. The Company and each Subsidiary has good and marketable title to all of its material properties and assets, both real and personal, and has good title to all its leasehold interests. Except as disclosed in the Commission Filings, all material properties and assets reflected in the Company Financials are free and clear of all Encumbrances (as defined below) except for (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation and (iv) liens, Encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have arisen in the ordinary course of business. As used in this Agreement, “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(p) Permits. The Company and each Subsidiary has all permits, licenses and any similar authority necessary for the conduct of its business as now conducted, except where the failure to have such permits and licenses would not materially and adversely affect the business or financial condition of such company. Neither the Company nor any Subsidiary is in default in any respect under any of such permits, licenses or similar authority.

(q) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body, or arbitration tribunal pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Subsidiary, in which an unfavorable decision, ruling or finding would have a Material Adverse Effect on the Company or such Subsidiary or the transactions contemplated by the Primary Documents, or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Primary Documents. All references to the “Knowledge of the Company” in this Agreement shall mean the actual knowledge of the Company or the knowledge that the Company could reasonably be expected to have, after reasonable investigation and due diligence.

(r) No Default. Neither the Company nor any Subsidiary is in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement (each a “Contract”) to which it is a party or by which it or its property may be bound.

(s) Taxes.

(i) All Tax Returns (as defined below) required to have been filed by or with respect to the Company or any Subsidiary (including any extensions) have been filed. All such Tax Returns are true, complete and correct in all material respects. All Taxes (as defined below) due and payable by the Company or any Subsidiary, whether or not shown on any Tax Return, or claimed to be due by any Taxing Authority (as defined below), have been paid or accrued on the balance sheet included in the Company’s latest filing with the Commission.

(ii) Neither the Company nor any Subsidiary has any material liability for Taxes outstanding other than as reflected in the balance sheet included in the Company’s latest filing with the Commission or incurred subsequent to the date of such filing in the ordinary course of business. The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for liability for income tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet included in the Company’s latest filing with the Commission, and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the First Closing Date.

(iii) Neither the Company nor any Subsidiary is a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

(v) There has been no action by any Taxing Authority in connection with assessing additional Taxes against, or in respect of, the Company or any Subsidiary for any past period. There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed, raised or, to the Knowledge of the Company, threatened by any Taxing Authority or (ii) of which the Company is otherwise aware. There are no liens for Taxes upon the assets and properties of the Company or any Subsidiary other than liens for Taxes not yet due. None of the Tax Returns of the Company or any Subsidiary have been audited or examined by Taxing Authorities, and none of the Tax Returns of the Company or any Subsidiary currently are the subject of audit or examination. The Company has made available to the Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and the Subsidiaries since the fiscal year ended December 31, 1998.

(vi) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or any Subsidiary or with respect to any Tax assessment or deficiency affecting the Company or any Subsidiary.

(vii) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(viii) Neither the Company nor any Subsidiary has any liability for the Taxes of any person or entity other than the Company or such Subsidiary (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Legal Requirements), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(ix) Neither the Company nor any Subsidiary (i) has agreed to make or is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method and (ii) is a “consenting corporation” within the meaning of Section 341(f)(1) of the Internal Revenue Code.

(x) Neither the Company nor any Subsidiary is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(xi) Neither the Company nor any Subsidiary is involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

(xii) The Company was not included nor is includible, in the Tax Return of any other entity.

As used in this Agreement, a “Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax; “Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross, receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by Taxing Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

(t) Certain Prohibited Activities. Neither the Company, any Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers or other employees has (i) used any Company or Subsidiary funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to any political activity, (ii) made any direct or indirect unlawful payment of Company or Subsidiary funds to any foreign or domestic government official or employee, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person; provided, however, that the Company, in connection with its acquisition of Latin Node, Inc., has initiated an investigation to determine if certain payments made to consultants used by Latin Node, Inc. were made in violation of the FCPA, and all material facts known by the Company with respect to such investigation have been disclosed in the Commission Filings.

(u) Certain Fees. Except for a fee payable to SGC by the Company pursuant to Section 8, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and neither the Company nor any Subsidiary has taken any action that would cause Purchaser to be liable for any such fees or commissions. The Company agrees that Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

(v) Employee Benefits.

(i) The Company does not have, and has not at any time since December 31, 1998 had, Plans (as defined below).

As used in this Agreement, “Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of any of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

(w) Private Offering. Subject to the accuracy of the Purchaser’s representations and warranties set forth in Section 2 hereof, (i) the offer, sale and issuance of the Series B Preferred Stock and the Warrants, (ii) the issuance of Common Stock pursuant to the conversion and/or exercise of such securities into shares of Common Stock, each as contemplated by the Primary Documents, are exempt from the registration requirements of the Securities Act. The Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Series B Preferred Stock, the Warrants or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. The Company has not offered or sold the Series B Preferred Stock or the Warrants by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

(x) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided Purchaser or its agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to Purchaser regarding the Company, its business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that Purchaser has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2 hereof.

4. CERTAIN COVENANTS, ACKNOWLEDGMENTS AND RESTRICTIONS

(a) Transfer Restrictions. The Purchaser acknowledges that (i) neither the Series B Preferred Stock, the Warrants nor the Common Stock issuable upon conversion of the Series B Preferred Stock or upon exercise of the Warrants have been registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration, and (ii) any sale of the Series B Preferred Stock, the Warrants or the Common Stock issuable upon conversion, exercise or exchange thereof (collectively, the “Securities”) made in reliance upon Rule 144 under the Securities Act (“Rule 144”) may be made only in accordance with the terms of said Rule 144. The Purchaser understands that, although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk. The provisions of Section 4(a) and 4(b) hereof, together with the rights of the Purchaser under this Agreement and the other Primary Documents, shall be binding upon any assignee of the Purchaser as well as any subsequent transferee of the Series B Preferred Stock and the Warrants.

(b) Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Securities shall have been registered under the Securities Act or the Purchaser demonstrates to the reasonable satisfaction of the Company and its counsel that such registration shall no longer be required, such Securities may be subject to a stop-transfer order placed against the transfer of such Securities, and such Securities shall bear a restrictive legend in substantially the following form:

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(c) Filings. The Company undertakes and agrees that it will make all required filings in connection with the sale of the Securities to the Purchaser as required by federal and state laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the rules and regulations of the Commission), and to provide copies thereof to the Purchaser promptly after such filing or filings. With a view to making available to the holders of the Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit such holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form SB-2, the Company shall (a) at all times make and keep public information available, as those terms are understood and defined in Rule 144, (b) file on a timely basis with the Commission all information that the Commission may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, take all actions that may be required as a condition to the availability of Rule 144 (or any successor exemptive rule hereafter in effect) with respect to the Common Stock; and (d) furnish to any holder of the Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) any other reports and documents that a holder of the Securities may reasonably request in order to avail itself of any rule or regulation of the Commission allowing such holder to sell any such Securities without registration.

(d) Reservation of Common Stock. The Company will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the issuance of Common Stock upon conversion of the Series B Preferred Stock and the exercise of the Warrants (the “Conversion Shares”).

(e) Return of Certificates on Conversion and Warrants on Exercise.

(i) Upon any conversion by the Purchaser of less than all of the Series B Preferred Stock pursuant to the terms of the Series B Certificate of Designation, the Company shall issue and deliver to the Purchaser, within seven business days of the date of conversion, a new certificate or certificates for, as applicable, the total number of shares of the Series B Preferred Stock, which the Purchaser has not yet elected to convert (with the number of and denomination of such new certificate(s) designated by the Purchaser).

(ii) Upon any partial exercise by the Purchaser or its assignees of the Warrants, the Company shall issue and deliver to the Purchaser or applicable assignee, within seven business days of the date on which the Warrants is exercised, new Warrants representing the number of adjusted shares of Common Stock covered thereby, in accordance with the terms thereof.

(f) Replacement Certificates and Warrants.

(i) The certificate(s) representing the shares of the Series B Preferred Stock held by the Purchaser shall be exchangeable, at the option of the Purchaser at any time and from time to time at the office of Company, for certificates with different denominations representing, as applicable, an equal aggregate number of shares of the Series B Preferred Stock as requested by the Purchaser upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

(ii) The Warrants will be exchangeable, at the option of the Purchaser or its assignees, at any time and from time to time at the office of the Company, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

(g) Securities Laws Disclosure; Publicity. The Company shall, by the fourth trading day following the First Closing Date, issue a press release and file a Current Report on Form 8-K reasonably acceptable to Purchaser disclosing all material terms of the transactions contemplated hereby. The Company and Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby. Notwithstanding the foregoing, other than in any registration statement filed pursuant to the Registration Rights Agreement and filings related thereto, the Company shall not publicly disclose the name of Purchaser, or include the name of Purchaser in any filing with the Commission or any regulatory agency or principal trading market, without the prior written consent of Purchaser, except to the extent such disclosure is required by law or market regulations, in which case the Company shall provide Purchaser with prior notice of such disclosure.

5. ADDITIONAL AGREEMENTS

(a) Use of Proceeds. The Company shall use the proceeds from the sale of the Series B Preferred Stock: (i) to reimburse the Purchaser its expenses as set forth in Section 8 hereof, (ii) to develop and/or acquire data centers in Latin America, and make other strategic acquisitions, in accordance with the Company’s business plan approved by the Company’s Board of Directors, and (iii) for general working capital purposes.

(b) [Intentionally Omitted].

(c) Listing of Common Stock. The Company shall use its best efforts to: (i) file, not later than September 30, 2008, a listing application for the American Stock Exchange (“AMEX”); and (ii) commence trading on AMEX not later than December 31, 2008. SGC shall use commercially reasonable best efforts to facilitate the Company’s undertakings pursuant to clauses (i) and (ii) above).

(d) Form 10-K. The Company shall use its best efforts to timely file its Form 10-K for the fiscal year ended December 31, 2007.

(e) Waiver of “Full Ratchet” Anti-Dilution Provisions. From and after the date hereof, Purchaser agrees to waive the benefit of any “full ratchet” anti-dilution provisions applicable to shares of Series A Preferred Stock and/or Series B Preferred Stock held by Purchaser.

(f) Executive Incentive Plan. As soon as reasonably practicable following the execution and delivery of this Agreement by the parties hereto, the Company shall adopt the 2008 Executive Incentive Plan attached hereto as Exhibit D.

(g) Registration Requirement. On or before the First Closing Date, (i) Purchaser and the Company shall execute and deliver a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) and (ii) the Company and Purchaser shall (and Purchaser shall cause SGC to) execute and deliver an amendment to existing registration rights agreements between Purchaser, SGC and the Company in the form attached hereto as Exhibit F.

(h) Sale of South Pacific Assets. From and after the date of this Agreement until the Maturity Date (as such term is defined in the Bridge Note), the Company shall undertake its best efforts to sell its business, operations and/or other assets in the South Pacific (the “South Pacific Assets”) in one or more transactions on commercially reasonable terms.

(i) Termination of Brokerage Arrangements. At or prior to the execution and delivery of this Agreement by the parties hereto, the Company and SGC shall commit to terminate any brokerage agreements subjecting the Company to pay SGC any brokerage or capital raising fees, including without limitation, that certain engagement letter between SGC and the Company dated August 30, 2007; provided, however, that such termination obligation shall not apply to (i) any brokerage, advisory or other fees payable to SGC pursuant to Section 8 or (ii) the existing agreement between the Company and SGC with respect to the sale of the South Pacific Assets.

(j) Notice of Appointment. The Company shall provide prompt written notice to Purchaser of the effective appointment of Pizarro as Chief Executive Officer of the Company.

(k) Voting Rights. For as long as the Purchaser Parties collectively hold capital stock in the Company or any successor thereto representing at least fifty percent (50%) or more of the combined voting power of the Company’s (or any successor’s) outstanding capital stock, the Company shall not (and shall not cause or permit any of its material subsidiaries to), by amendment, merger, consolidation or otherwise, without first obtaining the approval of the holders of at least a majority of the shares of capital stock in the Company held by the Purchaser Parties: (i) create any new class or series of capital stock (or securities convertible into or exercisable therefor) (1) having a preference over the Common Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event (as defined in the Series B Certificate of Designation) or (2) that are otherwise superior to the Common Stock (“Senior Securities”); (ii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Common Stock; (iii) enter into a contract for the sale of a material portion of its assets or equity effected by a merger, consolidation or similar transaction; (iv) amend its certificate of incorporation or bylaws; (v) change the nature of its business or invest any corporate funds in a business entity or venture that is not directly related to its principal line of business; (vi) except as noted below, issue equity securities or securities convertible into or exercisable therefor (collectively, “Company Securities”) other than pursuant to stock option or other equity plans then in effect; (vii) effect dividends or distributions on or redemptions of Company Securities; (viii); establish, materially expand or amend any stock option or other equity plan; (ix) expand the number of directors on the Company’s Board or Directors; (x) make capital expenditures in excess of a $15,000,000 in any 12-month period; (xi) enter into any credit facility or issue debt in excess of $15,000,000; and (xii) enter into or modify any affiliated or related party transaction. Notwithstanding the foregoing, the approval of the Purchaser Parties shall not be required for all issuances of Company Securities for which the Company has received bona fide commitments on or before December 31, 2008, pursuant to Section 1(d) of this Agreement, (A) to the extent such Company Securities are issued at or above $3.97 per share (taking into account all Company Securities issued in connection with such issuance) and (B) provided such Company Securities are not superior in designations, rights or preferences to the Series B Preferred Stock.

(l) Required Consents. The Company shall use its best efforts to obtain the consents described on Schedule 5(l) (the “Required Consents”).

6. CONDITIONS TO THE COMPANY’S OBLIGATIONS

The Purchaser understands that the Company’s obligation to issue the Series B Preferred Stock and the Warrants to the Purchaser or its assignees pursuant to this Agreement is conditioned upon satisfaction of the following, unless waived in writing by the Company:

(a) Conditions Applicable to the Issuance of Series B Preferred Stock and Warrants Pursuant to Sections 1(a) and 1(b).

(i) The accuracy on the date of this Agreement of the representations and warranties of the Purchaser contained in this Agreement in all material respects;

(ii) The performance by the Purchaser on or before the date of this Agreement of all covenants and agreements of the Purchaser set forth in Section 5 of this Agreement required to be performed in all material respects on or before the date of this Agreement; and

(iii) The receipt of good funds as of each Closing Date.

(b) Conditions Applicable to the Issuance of Series B Preferred Stock Pursuant to Section 1(d).

(i) The performance by the Purchaser on or before such Closing Date of all covenants and agreements of the Purchaser required to be performed in all material respects on or before such Closing Date; and

(ii) The receipt of good funds as of each Closing Date.

7. CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE THE SHARES AND THE WARRANTS

The Company understands that the Purchaser’s obligation to purchase the Series B Preferred Stock and the Warrants pursuant to this Agreement is conditioned upon satisfaction of the following, unless waived in writing by the Purchaser:

(a) Conditions Applicable to the Purchase of Series B Preferred Stock and Warrants Pursuant to Sections 1(a) and 1(b).

(i) The accuracy on the date of this Agreement of the representations and warranties of the Company contained in this Agreement in all material respects;

(ii) The performance by the Company on or before the date of this Agreement of all covenants and agreements of the Purchaser set forth in Section 5 of this Agreement required to be performed in all material respects on or before the date of this Agreement;

(iii) The Company shall have executed and delivered to the Purchaser or its assignees (i) the shares of Series B Preferred Stock with respect to each Closing Date and (ii) all of the Warrants on the First Closing Date;

(iv) Pizarro shall then hold the position of Chief Executive Officer of the Company; and

(v) The consent of ANZ Finance American Samoa, Inc. and Amerika Samoa Bank Inc., in form and substance reasonably satisfactory to the Purchaser, shall have been obtained.

(b) Conditions Applicable to the Purchase of Series B Preferred Stock Pursuant to Section 1(d).

(i) The performance by the Company on or before such Closing Date of all covenants and agreements of the Company required to be performed in all material respects on or before such Closing Date;

(ii) The Company shall have executed and delivered to the Purchaser or its assignees (i) the shares of Series B Preferred Stock with respect to each Closing Date; and

(iii) Pizarro shall then hold the position of Chief Executive Officer of the Company.

8. FEES AND EXPENSES

(a) The Company shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummating of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof and thereof. At the First Closing, the Company shall (i) reimburse the Purchaser for all of the Purchaser’s reasonable out-of-pocket expenses incurred in connection with the negotiation or performance of this Agreement, including without limitation reasonable fees and disbursements of counsel to the Purchaser and (ii) pay SGC an advisory fee of $250,000.

(b) Upon the execution and delivery of this Agreement, Purchaser shall pay SGC an advisory fee of $1,500,000.

9. SURVIVAL

The agreements, covenants, representations and warranties of the Company and the Purchaser shall survive the execution and delivery of this Agreement and the delivery of the Securities hereunder for a period of two years from the date of the Final Closing Date, except that:

(a) the Company’s representations and warranties regarding Taxes contained in Section 3(s) of this Agreement shall survive as long as the Company remains statutorily liable for any obligation referenced in Section 3(s), and

(b) the Company’s representations and warranties contained in Section 3(c) shall survive until the Purchaser and any of its affiliates are no longer holders of any of the Securities purchased hereunder.

10. INDEMNIFICATION

(a) Subject to Section 10(b), each of the Company and the Purchaser (each in such capacity under this Section, the “Indemnifying Party”) agrees to indemnify the other party and each officer, director, employee, agent, partner, stockholder, member and affiliate of such other party (collectively, the “Indemnified Parties”) for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims, diminution in value and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all reasonable out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim: (A) any misrepresentation or any breach of any warranty made by the Indemnifying Party herein or in any of the other Primary Documents, (B) any breach or non-fulfillment of any covenant or agreement made by the Indemnifying Party herein or in any of the other Primary Documents, or (C) any claim relating to or arising out of a violation of applicable federal or state securities laws by the Indemnifying Party in connection with the sale or issuance of the Series B Preferred Stock or the Warrants by the Indemnifying Party to the Indemnified Party (collectively, the “Indemnified Liabilities”). To the extent that the foregoing undertaking by the Indemnifying Party may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b) Notwithstanding Section 10(a), no indemnification shall be payable in respect of any Indemnified Liability (i) where the claiming Indemnified Party prior to the First Closing Date had actual knowledge of or notice from information set forth in the schedules hereto of facts that would clearly evidence the existence or basis of such Indemnified Liability or (ii) where such Indemnified Party entered into a settlement of an Indemnified Liability without the prior written consent of the applicable Indemnifying Party and such Indemnifying Party has not unreasonably withheld such written consent.

11. NOTICES

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission and mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:	eLandia International Inc.
1500 Cordova Road, Suite 312
Ft. Lauderdale, Florida 33316
Attention: Chief Executive Officer
	Telephone:	954-728-9090
	Facsimile:	954-728-9080

with a copy to:	Carlton Fields P.A.
4000 International Place
100 SE 2nd Street
Miami, FL 33131
Attention: Seth P. Joseph
	Telephone:	305-530-0050
	Facsimile:	305-530-0055

Purchaser:	Stanford International Bank Ltd.
No. 11 Pavilion Drive
St. John’s, Antigua
West Indies
Attention: James M. Davis, Chief Financial Officer
	Telephone:	901-680-5260
	Facsimile:	901-680-5265

with a copy to:	Stanford Financial Group
5050 Westheimer Road
Houston, Texas 77056
Attention: Mauricio Alvarado, Esq.
	Telephone	713-964-5145
	Facsimile:	713-964-5245

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Primary Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

13. MISCELLANEOUS

(a) Entire Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement, together with the other Primary Documents, including any certificate, schedule, exhibit or other document delivered pursuant to their terms, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

(b) Amendments. This Agreement may not be amended except by an instrument in writing signed by the party to be charged with enforcement.

(c) Waiver. No waiver of any provision of this Agreement shall be deemed a waiver of any other provisions or shall a waiver of the performance of a provision in one or more instances be deemed a waiver of future performance thereof.

(d) Construction. This Agreement and each of the Primary Documents have been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

(e) Binding Effect of Agreement. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Purchaser to any Person other than an Affiliate of Purchaser or any of the Persons set forth on Schedule A without the prior written consent of the Company. Any attempt by the Purchaser without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any assignees of the Purchaser as well as any transferees of the Series B Preferred Stock and the Warrants.

(f) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

(g) Attorneys’ Fees. If any action should arise between the parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(h) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(j) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to specific performance under the Primary Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the date first written above.

ELANDIA INTERNATIONAL INC.

By:	/s/ David L. Levine
Name:	David L. Levine
Title:	Chairman of the Board

STANFORD INTERNATIONAL BANK LTD.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer